UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Home Loan Servicing Solutions, Ltd.

(Name of Registrant as Specified in its Charter)

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TO: Home Loan Servicing Solutions, Ltd. (“HLSS” or the “Company”) Shareholders

FROM: HLSS

DATE: April 29, 2013

SUBJECT: Nomination/Governance Committee Members

We have become aware that the proxy advisory firm Institutional Shareholder Services Inc. recommends that only independent directors serve on the nominating committees of companies that it evaluates, notwithstanding that Securities and Exchange Commission and NASDAQ rules permit non-independent directors to serve on nominating committees under certain circumstances. As a result, and in order to maintain the highest standards of corporate governance, William C. Erbey has elected to resign his position as member and Chairman of the Nomination/Governance Committee of the Company, effective as of April 29, 2013. Mr. Erbey will continue to serve as Chairman of the Company’s Board of Directors. Robert McGinnis, a current member of the Nomination/Governance Committee, will be selected to serve as Chairman of the Nomination/Governance Committee.

We hope you will complete and return your proxy card today and join our Board in supporting each of our nominees for director. If you have any questions, please contact Michael J. McElroy at 561-682-7704. Thank you for your consideration.

/s/ Michael J. McElroy
Michael J. McElroy
Senior Vice President, General Counsel and Secretary